Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
1/23/2015	Investors: Chris Stent, 630-623-3801
Media: Becca Hary, 630-623-7293
McDONALD'S REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the fourth quarter and year ended December 31, 2014.
“2014 was a challenging year for McDonald’s around the world. Our results declined as unforeseen events and weak operating performance pressured results in each of our geographic segments,” said McDonald’s President and Chief Executive Officer Don Thompson. "As we begin 2015, we are taking decisive action to regain momentum in sales, guest counts and market share. This involves driving foundational improvements in our major markets and continuing our recovery efforts in markets affected by unusual events. We are accelerating our efforts behind solutions that capitalize on the investments we’re making in our technology and our restaurants to bring McDonald’s Experience of the Future to life for our customers and deliver on our commitment to drive sustained, profitable growth for all stakeholders.”
Full year results included:

•	Global comparable sales decrease of 1.0%, reflecting negative guest traffic in all major segments

•	Consolidated revenues decrease of 2% (flat in constant currencies)

•
Consolidated operating income decrease of 9% (8% in constant currencies), primarily due to the impact of the previously-disclosed supplier issue in APMEA (Asia/Pacific, Middle East and Africa) and weak operating performance in the U.S.

•	Effective tax rate of 35.5%, primarily due to an increase in reserves related to certain foreign tax matters

•
Diluted earnings per share of $4.82, a decrease of 13% (11% in constant currencies). The following items, which total $0.54 per share, negatively impacted diluted earnings per share by 10% (10% in constant currencies) for the year:

◦	$0.31 per share due to an increase in reserves related to certain foreign tax matters

◦	$0.23 per share due to the estimated impact of the supplier issue resulting from lost sales and profitability in APMEA

◦	Excluding the impact of these items, earnings per share for the year would have been down 3% (1% in constant currencies) compared to the prior year

•	Returned $6.4 billion to shareholders through dividends and share repurchases, in connection with our $18-$20 billion, 3-year cash return target for the years 2014-2016
Fourth quarter results included:

•	Global comparable sales decrease of 0.9%, reflecting negative guest traffic in all major segments

•	Consolidated revenues decrease of 7% (1% in constant currencies)

•	Consolidated operating income decrease of 20% (15% in constant currencies), primarily due to weak operating performance in the U.S. and the impact of the supplier issue in APMEA

•	Diluted earnings per share of $1.13, a decrease of 19% (14% in constant currencies), which includes a negative impact of $0.09 per share due to the supplier issue in APMEA

•	Returned $1.8 billion to shareholders through dividends and share repurchases
In the U.S., fourth quarter comparable sales decreased 1.7% and operating income declined 15%, reflecting negative guest traffic amid ongoing broad-based challenges, including sustained competitive activity. In addition, results were impacted by higher selling, general and administrative and other expenses associated with positioning the business for the future. McDonald’s U.S. business begins

2015 evolving to a more nimble, customer-led organization with a strategic roadmap focused on menu simplification and local customer tastes and preferences.
Europe’s fourth quarter comparable sales declined 1.1% and operating income decreased 14% (down 6% in constant currencies). While consumer confidence issues, particularly in Russia and Ukraine, and weakness in France and Germany negatively impacted the segment’s quarterly results, the U.K. delivered positive comparable sales and operating income results.
APMEA's fourth quarter comparable sales decreased 4.8% and operating income declined 44% (down 40% in constant currencies) primarily due to the lingering impact of the supplier issue on sales and profitability in China, Japan and certain other markets. Sales and operating income benefited from solid performance in Australia.
Pete Bensen, McDonald’s Chief Financial Officer noted, “Last year, we announced a set of financial goals for the three-year period from 2014 through 2016. We outlined specific targets to return $18-$20 billion to shareholders through a combination of dividends and share repurchases, refranchise at least 1,500 restaurants and reallocate resources to higher growth initiatives. These targets are designed to enhance long-term shareholder value while supporting the work underway to reignite our business results, and we remain on track to meet these targets.”
Bensen continued, “As we begin 2015, we’re exercising further financial discipline - starting with a capital expenditure plan for the year of approximately $2.0 billion - our lowest capital budget in more than 5 years - as we're strategically targeting fewer openings in our most challenged markets. We believe this lower level of capital spending is prudent while we work to regain our business momentum and improve the sales and profitability at our more than 36,000 restaurants around the world.”
Don Thompson concluded, “Our business continues to face meaningful headwinds. As the world’s leading food service organization, we will continue to evolve, focusing on the customer as our first priority. Over the next 12 months, our charge is to ensure that we are adapting to the changing marketplace and maximizing the potential of our global growth priorities to serve our customers’ favorite food and drink, create memorable experiences, offer unparalleled convenience and become an even more trusted brand. While January comparable sales are expected to be negative and results are expected to remain pressured, particularly in the first half of the year, I am energized by the opportunities ahead for McDonald’s and remain confident that we can regain our momentum and build value for shareholders over the long term.”
KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended December 31,				Years Ended December 31,
	2014	2013	(Dec)	(Decrease) Excluding Currency Translation	2014	2013	(Dec)	(Decrease) Excluding Currency Translation
Revenues	$6,572.2	$7,093.2	(7)%	(1)%	$27,441.3	$28,105.7	(2)%	0%
Operating income	1,751.7	2,200.4	(20)	(15)	7,949.2	8,764.3	(9)	(8)
Net income	1,097.5	1,397.0	(21)	(16)	4,757.8	5,585.9	(15)	(13)
Earnings per share-diluted*	$1.13	$1.40	(19)%	(14)%	$4.82	$5.55	(13)%	(11)%

*	Foreign currency translation had a negative impact of $0.08 and $0.12 on diluted earnings per share for the quarter and year, respectively.
The following items, which total $0.13 and $0.54 per share for the quarter and year, respectively, negatively impacted diluted earnings per share by 9% (10% in constant currencies) for the quarter and 10% (10% in constant currencies) for the year:

•
$0.04 and $0.31 per share for the quarter and year, respectively, due to an increase in tax reserves for 2003-2010 resulting from an unfavorable lower tax court ruling in a foreign tax jurisdiction, as well as an increase in tax reserves related to audit progression in other foreign tax jurisdictions.

•
$0.09 and $0.23 per share for the quarter and year, respectively, due to the estimated impact of the previously-disclosed supplier issue in China. In mid-July, food quality issues were discovered at a supplier to McDonald's and other food companies in China. As a consequence, results in China, Japan and certain other markets were negatively impacted due to lost sales and profitability, including expenses associated with customer recovery efforts.

For the year, excluding the impact of these items, diluted earnings per share would have been down 3% (1% in constant currencies) compared to the prior year.  This supplemental information is provided to assist investors in understanding the impact of recent events on the Company's results.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and year ended December 31, 2014.
McDonald's Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on January 23, 2015. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.
The Company plans to release January 2015 sales information on February 9, 2015.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended December 31,	2014	2013	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$4,296.7	$4,744.3	$(447.6)	(9)%
Revenues from franchised restaurants	2,275.5	2,348.9	(73.4)	(3)

TOTAL REVENUES	6,572.2	7,093.2	(521.0)	(7)

Operating costs and expenses
Company-operated restaurant expenses	3,676.7	3,928.7	(252.0)	(6)
Franchised restaurants—occupancy expenses	421.4	421.7	(0.3)	0
Selling, general & administrative expenses	662.5	627.8	34.7	6
Other operating (income) expense, net	59.9	(85.4)	145.3	n/m
Total operating costs and expenses	4,820.5	4,892.8	(72.3)	(1)

OPERATING INCOME	1,751.7	2,200.4	(448.7)	(20)

Interest expense	147.8	133.5	14.3	11
Nonoperating (income) expense, net	7.8	11.7	(3.9)	(34)

Income before provision for income taxes	1,596.1	2,055.2	(459.1)	(22)
Provision for income taxes	498.6	658.2	(159.6)	(24)

NET INCOME	$1,097.5	$1,397.0	$(299.5)	(21)%

EARNINGS PER SHARE-DILUTED	$1.13	$1.40	$(0.27)	(19)%

Weighted average shares outstanding-diluted	971.5	999.3	(27.8)	(3)%
n/m Not meaningful

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Years Ended December 31,	2014	2013	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$18,169.3	$18,874.2	$(704.9)	(4)%
Revenues from franchised restaurants	9,272.0	9,231.5	40.5	0

TOTAL REVENUES	27,441.3	28,105.7	(664.4)	(2)

Operating costs and expenses
Company-operated restaurant expenses	15,288.3	15,578.6	(290.3)	(2)
Franchised restaurants—occupancy expenses	1,697.3	1,624.4	72.9	4
Selling, general & administrative expenses	2,487.9	2,385.6	102.3	4
Other operating (income) expense, net	18.6	(247.2)	265.8	n/m
Total operating costs and expenses	19,492.1	19,341.4	150.7	1

OPERATING INCOME	7,949.2	8,764.3	(815.1)	(9)

Interest expense	570.5	521.9	48.6	9
Nonoperating (income) expense, net	6.7	37.9	(31.2)	(82)

Income before provision for income taxes	7,372.0	8,204.5	(832.5)	(10)
Provision for income taxes	2,614.2	2,618.6	(4.4)	0

NET INCOME	$4,757.8	$5,585.9	$(828.1)	(15)%

EARNINGS PER SHARE-DILUTED	$4.82	$5.55	$(0.73)	(13)%

Weighted average shares outstanding-diluted	986.3	1,006.0	(19.7)	(2)%
n/m Not meaningful